Exhibit 14.1

LSC COMMUNICATIONS, INC.

CODE OF ETHICS for the CHIEF EXECUTIVE OFFICER and

SENIOR FINANCIAL OFFICERS

(Adopted October 1, 2016)

LSC Communications, Inc. (the “Company”) maintains its “Principles of Ethical Business Conduct” and the policies referred to therein applicable to all directors and employees of the Company. The Chief Executive Officer (“CEO”) and all Senior Financial Officers (including particularly the Chief Financial Officer and the Controller) are bound by the provisions set forth in the Principles relating to ethical conduct and fair dealing, conflicts of interest, confidentiality of Company information and compliance with law, but in addition are subject to the following specific policies:

1.

The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Company’s Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Company’s Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Policy

2.

The CEO and each Senior Financial Officer shall promptly bring to the attention of the Company’s Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.

The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company’s Principles of Ethical Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. All investigations into any matter reported hereunder shall be handled as described in the Company’s whistleblower procedures.

4.	The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of these additional procedures.

5.

The Board of Directors shall determine, or designate the appropriate committee of the Board to determine, appropriate actions to be taken in the event of violations of the Principles of Ethical Business Conduct or of these additional procedures by the CEO and the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Principles of Ethical Business Conduct and to these additional procedures, and shall include actions up to and including termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such committee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.

The waiver of the application of the Principles of Ethical Business Conduct or these additional procedures granted to the CEO or any Senior Financial Officer of the Company shall be solely within the authority of the Board of Directors or the committee designated in paragraph 5 above, and shall be reported as required by law or regulation.

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